Exhibit 5.1

AVOCATS
Chaussée de La Hulpe 120 1000 Brussels T +32 2 566 8000 F +32 2 566 8001	Brussels, 25 June 2021 75019133 Nyxoah / Stella Nyxoah SA rue Edouard Belin 12 1435 Mont-Saint-Guibert Belgium (the "Addressee")

Ladies and Gentlemen,

We have acted as Belgian legal counsel to Nyxoah SA, a limited liability company organized and existing under the laws of the Kingdom of Belgium, with its statutory seat at rue Edouard Belin 12, 1435 Mont-Saint-Guibert, and registered under company number 0817.149.675 (the "Company") on certain legal matters of Belgian law in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s proposed initial public offering in the United States of America of ordinary shares of the Company (the "Offer Shares") covered by the Registration Statement to which this opinion is an exhibit (the "Transaction"). The Offer Shares will comprise:

a.	up to 2,760,000 new ordinary shares with no nominal value per share to be issued by the Company pursuant to a capital increase resolved by the board of directors of the Company on June 25, 2021; and

b.	up to 414,000 additional new ordinary shares with no nominal value per share to be issued by the board of directors of the Company at the option of the underwriters in order to cover over-allotments.

This opinion letter is solely given for the information of the Addressee. It may only be relied upon in connection with the Registration Statement by the Addressee and by the purchasers to which the Offer Shares have been allocated as part of the Transaction. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

This opinion letter sets out our opinion on certain matters of the laws of Belgium with general applicability, and, insofar as they are directly applicable in Belgium, of the laws of the European Union, as at today's date and as presently interpreted under published authoritative case law of Belgian courts, the General Court and the Court of Justice of the European Union. Unless otherwise specifically stated herein, we do not express any opinion on tax law, on public international law or on the rules promulgated under or by any treaty organisation, except insofar as such rules are directly applicable in Belgium, nor do we express any opinion on Belgian or European competition law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes to the laws of Belgium and of the European Union subsequent to today’s date.

As Belgian lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Registration Statement and the Underwriting Agreement under any applicable law other than Belgian law and the obligations of the parties thereto, and we have made no investigation of such meaning and purport. Our review of the Registration Statement and the Underwriting Agreement, has therefore been limited to the terms of such documents as they appear to us on their face.

In this opinion letter, legal concepts are expressed in English terms. The Belgian legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Belgian legal concepts described by the English terms. As far as the word "non-assessable" used in this opinion letter is concerned, this word has no legal meaning under the laws of Belgium and is used in this opinion letter only to mean that, with respect to the issuance of the Offer Shares of the Company, (i) the initial purchaser of the Offer Shares will have no obligation to pay to the Company any additional amount in excess of the subscription price and (ii) the holders of the Offer Shares will not be liable, solely because of their status as a holder of the Offer Shares, for additional calls of funds on the Offer Shares by the Company or its creditors.

In rendering the opinions expressed herein, we have exclusively reviewed and relied upon the documents set out in Exhibit A to this opinion letter (the "Documents"), together with such other publicly available documents as we have considered it necessary or desirable. We have not investigated or verified any factual matter disclosed to us in the course of our review, nor do we opine on the accuracy of representations and warranties contained in documents reviewed by us.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Belgian law. The competent courts at Brussels, Belgium have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter and all matters related to the legal relationship between yourself and NautaDutilh BV/SRL, as well as between the purchasers of the Offer Shares and NautaDutilh BV/SRL, including the above submission to jurisdiction, are governed by Belgian law and the general terms and conditions of NautaDutilh BV/SRL1.

ASSUMPTIONS

For the purposes of this opinion letter, we have assumed that:

a.	each document reviewed by us as original is complete and authentic; each document reviewed by us as draft of a document or as a fax, photo or electronic copy of an original is in conformity with the executed original thereof and such original is complete and authentic; each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has become effective, in the form referred to in this opinion letter;

c.	the Documents have been duly (or will be) executed on behalf of any party thereto other than the Company and constitute or will constitute under any applicable law other than Belgian law, the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms;

1 The applicable general terms and conditions of NautaDutilh BV/SRL can be found at all times at www.nautadutilh.com.

d.	the place of effective management and the centre of main interests of the Company are located in Belgium;

e.	the statements of facts contained in the Documents are accurate and complete;

f.	the Documents examined by us in draft form have been, and for those that have not been executed yet, will be executed substantially in such form on or before the delivery of the Offer Shares to the underwriters under the Underwriting Agreement (as defined in Exhibit A);

g.	the Transaction has been conducted in compliance with the conditions as stated in the Registration Statement, the Underwriting Agreement (including the selling restrictions) and the Board Report (as defined in Exhibit A);

h.	the Resolutions (as defined in Exhibit A) are or will be in full force and effect and correctly reflect the resolutions (to be) taken by the board of directors of the Company (or its proxy holders), on their respective dates and were or will be adopted at properly convened meetings; the factual statements made and the confirmations given in the Resolutions are complete and correct

i.	the directors who attended and voted (or will attend and vote) at the meetings where the Resolutions were (or will be) adopted did not have (or will not have) a conflict of interests within the meaning of Article 7:96 of the Belgian Code of companies and associations;

j.	there have been no resolutions of the board of directors or shareholders' meeting of the Company other than those that have been recorded in notarial deeds that have been duly filed with the clerk of the enterprise court, registered and published in accordance with applicable regulations;

k.	publication of the deeds recording the resolutions taken by the board of directors of the Company or its proxy holders will take place in accordance with all applicable regulations;

l.	the Offer Shares will be issued at a price established by the board of directors of the Company (or its proxy holders) in accordance with the powers delegated by the board of directors on [•], 2021;

m.	the Offer Shares will be issued, delivered and paid for as set forth in the Underwriting Agreement and the Notary Resolutions;

n.	the Additional Shares, if issued, will be delivered by the underwriters to investors in order to cover short positions of the underwriters following over-allotments made upon allocation of the shares under the Transaction;

o.	upon their issuance, the Offer Shares will be admitted in the settlement system of Euroclear Belgium; and

p.	none of the opinions in this opinion letter will be affected by any foreign law.

OPINION

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us, we express the following opinion:

•	the Offer Shares, when duly authorized and sold, issued and paid as contemplated in the Registration Statement and the Notary Resolutions, will be validly issued, fully paid up and non-assessable.

*

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/NautaDutilh BV/SRL

NautaDutilh BV/SRL

exhibit A

List of documents

1.	a pdf copy of the Form F-1 Registration Statement under the Securities Act of 1933, dated 25 June 2021;

2.	the form of underwriting agreement proposed to be entered into by the Company, and Piper Sandler & Co., Stifel, Nicolaus & Co., Inc., and Cantor Fitzgerald & Co., as the representatives of the underwriters, filed as an exhibit to the Registration Statement (the "Underwriting Agreement");

3.	a pdf copy of the French version of the consolidated articles of association (gecoördineerde statuten/statuts coordonnés) as they read after the execution of a deed of amendment dated 23 June 2021, which, according to the Company, was the last amendment to the Company's articles of association (the "Articles of Association");

4.	copies of all publications in the Annexes of the Belgisch Staatsblad/Moniteur belge until 25 June 2021, together with, in respect of the publications of resolutions taken by the Company's board of directors, copies of the notarial deeds recording such resolutions;

5.	a pdf copy of the executed minutes of the meetings of the board of directors of the Company dated 10 June 2021;

6.	a draft of the minutes of (members of) the board of directors (or a designated proxy) relating to the meeting held in front of a civil law notary of Berquin Notaries on 25 June 2021 to decide on the conditional issuance of the New Shares and the Additional Shares, together with a pdf copy of the board of directors' special report (the "Board Report") and the Company's statutory auditor's report drawn up in accordance with Articles 7:179, 7:191 and 7:193 of the CCA,;

7.	a draft of the minutes of (members of) the board of directors(or a designated proxy) relating to the meeting to be held in front of a civil law notary of Berquin Notaries to acknowledge and enact the issuance of the New Shares;

8.	a draft of the minutes of (members of) the board of directors (or their attorney(s)-in-fact) relating to the meeting to be held in front of a civil law notary of Berquin Notaries to acknowledge and enact the issuance of the Additional Shares;

(resolutions recorded in the documents referred to under 5 to 8 are herein referred to as the "Resolutions"; the Resolutions under 6 to 8 herein are referred to as the "Notary Resolutions")

9.	a draft officer certificate to be issued by the Company by not later than the issue date of the New Shares.